UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): September 17, 2014
PRIMERICA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-34680	27-1204330
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Primerica Parkway Duluth, Georgia 30099
(Address of Principal Executive Offices)

(770) 381-1000
(Registrant's telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.
Effective as of August 31, 2014, the Compensation Committee (the “Committee”) of the Board of Directors of Primerica, Inc. (the “Company”) has amended the equity awards granted to eligible employees in February 2014 (the “modified awards”) to provide for such awards to automatically vest upon the voluntary termination of employment by any employee who is “retirement eligible” as of his or her termination date. In order to be retirement eligible, an employee must be at least 55 years old and his or her age plus years of service with the Company must equal at least 75. The Committee believes this modification will foster a healthy work environment by removing a disincentive for long-term employees to retire and enabling the further development and promotion of talented employees. Fundamental fairness was also considered by the Committee. Primerica’s most loyal employees will now, upon retirement, be able to recognize the value of awards that were granted as part of an incentive bonus plan for service in 2013. This new retirement eligible feature was determined to be competitive with many of our peers.
All unrecognized equity compensation expense for the modified awards granted to retirement eligible employees was recognized immediately on August 31, 2014 in accordance with generally accepted accounting principles. The amount of awards expected to vest under the original service condition is not significantly different from the amount of awards now expected to vest after the modification. As such, the modification primarily affects the timing of expense recognition for the modified awards and not the total amount of expense to be recognized. Almost one-third of our 2014 employee equity award recipients are retirement eligible. As a result of this modification, approximately $5.1 million of non-cash equity compensation expense for the modified awards will be accelerated into the third quarter of 2014 rather than being recognized over the remainder of the three-year vesting period of the award. This expense acceleration in the third quarter of 2014 will reduce the originally scheduled equity compensation expense for the modified awards in each subsequent period through the final vesting date in 2017.
The Committee intends for the retirement eligibility provision to be included in equity awards granted in future periods. The below table shows the estimated impact of the original awards and of the modified awards for comparison, assuming the total equity award compensation expense, distribution of equity awards by employee, and vesting schedule of employee equity awards to be granted in the first quarter of 2015 are similar to the employee awards granted in February 2014.

Award Modification Impact on Total Employee Equity Compensation Expense(1) (in millions)
	2014				Fiscal 2014	2015				Fiscal 2015
	Q1	Q2	Q3	Q4		Q1	Q2	Q3	Q4
Estimated Expense Under Original Awards	$2.8	$2.7	$2.9	$2.7	$11.1	$2.8	$2.8	$2.8	$2.8	$11.2
Estimated Expense Under Modified Awards	$2.8	$2.7	$8.0	$2.2	$15.7	$8.8	$1.9	$1.8	$1.8	$14.3
Variance	$—	$—	$5.1	$(0.5)	$4.6	$6.0	$(0.9)	$(1.0)	$(1.0)	$3.1

(1)
Amounts do not include equity compensation expense for awards granted to non-employee directors. Expense schedule does not consider the impact of changes in employee status in future periods for non-retirement eligible employees. All amounts shown are non-cash expenses on a pre-tax basis.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 17, 2014		PRIMERICA, INC.

	By:	/s/ Alison S. Rand
Alison S. Rand
Executive Vice President and Chief Financial Officer